Exhibit 99

                  [COMMONWEALTH BANCORP, INC. LETTERHEAD]


For release:   IMMEDIATELY

Contact:       Charles M. Johnston
               Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189


STOCKHOLDERS OF COMMONWEALTH BANCORP, INC.
APPROVE MERGER WITH CITIZENS BANK OF PENNSYLVANIA

NORRISTOWN, PA, December 19, 2002 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced that at a special meeting of stockholders held today, its stockholders approved the merger agreement under which Commonwealth will merge with Citizens Bank of Pennsylvania, a wholly owned subsidiary of Citizens Financial Group, Inc. This agreement provides that as a result of the merger each outstanding share of common stock of Commonwealth (subject to certain exceptions) will be automatically converted into the right to receive $46.50 per share in cash, without interest. The merger is expected to be consummated before the end of January 2003, subject to the receipt of all regulatory approvals, although there can be no assurance of such approvals or the timing of the closing.

Commonwealth Bancorp, Inc., a Pennsylvania company, is the holding company for Commonwealth Bank, a Pennsylvania chartered savings bank. Commonwealth Bank conducts business from its executive offices in Norristown, Pennsylvania and 61 full-service branches located throughout Southeast Pennsylvania. At September 30, 2002, Commonwealth had consolidated assets of $1.8 billion, total deposits of $1.5 billion and shareholders' equity of $149 million.

This press release contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and which are subject to risks and uncertainties, including, but not limited to receipt of all regulatory approvals and the consummation of the proposed merger of Commonwealth and Citizens.